                                                                    EXHIBIT A(7)

               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

                                       of

                       ______% CUMULATIVE PREFERRED STOCK,
                    SERIES B ($25.00 LIQUIDATION PREFERENCE)

                                       of

                    GENERAL AMERICAN INVESTORS COMPANY, INC.

                  GENERAL AMERICAN INVESTORS COMPANY, INC., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY:


                  1. That the following resolutions authorizing a pricing committee (the "Pricing Committee") of the Board of Directors of the Corporation (the "Board of Directors") to act on behalf of the Board of Directors in connection with the issuance of a new series of preferred stock were adopted by the Board of Directors at a meeting duly convened and held on July 9, 2003 pursuant to authority conferred upon the Board of Directors by the provisions of the Corporation's Restated Certificate of Incorporation that authorize the issuance of up to 10,000,000 shares of preferred stock, par value of one dollar per share (the "Preferred Stock"), and in accordance with the provisions of Sections 151 and 141(c) of the General Corporation Law of the State of Delaware and Section 3.1 of the By-Laws of the Corporation:


                  "RESOLVED FURTHER, that in accordance with Section 141(c)(2) of the Delaware General Corporation Law, a Pricing Committee of the Board of Directors is hereby established, which committee shall have all of the powers and authority of this Board of Directors in connection with the authorization, issuance and sale of the Series B Preferred Stock to be issued by the Corporation and that action by the Pricing Committee pursuant to the power hereby delegated to it shall for all purposes relevant to any such securities or any agreement relating thereto be deemed to be action by the "Board of Directors" of the Corporation as that term is used in any such agreement;"


                  2.       That on September   , 2003, the Pricing Committee,
pursuant to the authority conferred upon it by Section 141(c)(2) the General Corporation Law of the State of Delaware, Section 3.1 of the By-Laws of the Corporation and the resolutions of the Board of Directors adopted on July 9, 2003, duly adopted the following resolution:



         "BE IT RESOLVED, that pursuant to a resolution of the Board of Directors, (the "Board of Directors") of General American Investors Company, Inc. (the "Corporation") adopted on July 9, 2003, subject to the redemption of all of the outstanding shares of the Corporation's 7.20% Tax-Advantaged Cumulative Preferred Stock, Series A, the issuance of a series of Preferred Stock of the Corporation is hereby authorized and the designation, voting powers, preferences and relative, participating optional and other special rights, and qualifications, limitations and restrictions thereof, of the shares of such series, in addition to those set forth in the Restated Certificate of Incorporation of the Corporation, are hereby fixed as follows:



         1. DESIGNATION: The shares of such series shall be designated as "____% Cumulative Preferred Stock, Series B" (the "Series B Preferred Stock"). Each share of Series B Preferred Stock shall be identical in all respects with all other shares of Series B Preferred Stock except as to the dates from and after which dividends thereon shall be cumulative.

         2. NUMBER OF SHARES: The number of shares of Series B Preferred Stock shall initially be 8,000,000, which number may from time to time be increased or decreased (but not in excess of the total number of authorized shares of Preferred Stock and not below the number then outstanding) by the Board of Directors. Shares of Series B Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be canceled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.



         3. DEFINITIONS: Unless the context or use indicates another or different meaning or intent, the following terms when used in this Certificate of Designations shall have the meanings set forth below, whether such terms are used in the singular or plural and regardless of their tense. Those of the following definitions which are marked with an asterisk [*] have been adopted by the Board of Directors of the Corporation in order to obtain an "Aaa" rating from Moody's on the shares of Series B Preferred Stock on their Date of Original Issue; and the Board of Directors of the Corporation shall have the authority, without stockholder approval, to amend, alter or repeal from time to time the foregoing definitions and the restrictions and guidelines set forth thereunder if Moody's advises the Corporation in writing that such amendment, alteration or repeal will not adversely affect their then current rating on the Series B Preferred Stock:


         "Accountant's Confirmation" means a letter from an Independent Accountant delivered to Moody's with respect to certain Basic Maintenance Reports substantially to the effect that:

                  (i) the Independent Accountant has read the Basic Maintenance Report or Reports prepared during the referenced calendar year that are referred to in such letter (the "Reports");

                  (ii) with respect to the issue size compliance, issuer diversification and industry diversification calculations, such calculations and the resulting Market Value of Moody's Eligible Assets and Portfolio Calculation are numerically correct;

                  (iii) with respect to the calculation of the Basic Maintenance Amount, such calculation has been compared with the definition of Basic Maintenance Amount in this Certificate of Designations and is calculated in accordance with such definition and the results of such calculation have been recalculated and are numerically correct;

                  (iv) with respect to the excess or deficiency of the Portfolio Calculation when compared to the Basic Maintenance Amount calculated for Moody's, the results of the calculation set forth in the Reports have been recalculated and are numerically correct;

                  (v) with respect to the Moody's, Fitch and S&P ratings on corporate bonds, convertible corporate bonds and preferred stock, issuer name, issue size and coupon or dividend rate listed in the Reports, that information has been traced and agrees with the information listed in the applicable guides of the respective rating agencies (in the event such information does not agree or such information is not listed in the applicable guides of the respective rating agencies, the Independent Accountant will inquire of the rating agencies what such information is, and provide a listing in its letter of such differences, if any);

                  (vi) with respect to the lower of two bid prices (or alternative permissible factors used in calculating the Market Value as provided by this Certificate of Designations) provided by the custodian of the Corporation's assets for purposes of valuing securities in the portfolio, the Independent Accountant has traced the price used in the Reports to the lower of the two bid prices listed in the report provided by such custodian and verified that such information agrees (in the event such information does not agree, the Independent Accountant will provide a listing in its letter of such differences); and

                  (vii) with respect to the description of each security included in the Reports, the description of Moody's Eligible Assets has been compared to the definition of Moody's

         Eligible Assets contained in this Certificate of Designations, and the description as appearing in the Reports agrees with the definition of Moody's Eligible Assets as described in this Certificate of Designations.

                  Each such letter may state: (i) such Independent Accountant has made no independent verification of the accuracy of the description of the investment securities listed in the Reports or the Market Value of those securities nor have they performed any procedures other than those specifically outlined above for the purposes of issuing such letter; (ii) unless otherwise stated in the letter, the procedures specified therein were limited to a comparison of numbers or a verification of specified computations applicable to numbers appearing in the Reports and the schedule(s) thereto; (iii) the foregoing procedures do not constitute an examination in accordance with generally accepted auditing standards and the Reports discussed in the letter do not extend to any of the Corporation's financial statements taken as a whole; (iv) such Independent Accountant does not express an opinion as to whether such procedures would enable such Independent Accountant to determine that the methods followed in the preparation of the Reports would correctly determine the Market Value or Discounted Value of the investment portfolio; (v) accordingly, such Independent Accountant expresses no opinion as to the information set forth in the Reports or in the schedule(s) thereto and make no representation as to the sufficiency of the procedures performed for the purposes of this Certificate of Designations.

                  Such letter shall also state that the Independent Accountant is an "independent accountant" with respect to the Corporation within the meaning of the Securities Act of 1933, as amended, and the related published rules and regulations thereunder.


         "Accrued Dividends" means, with respect to any share of Series B Preferred Stock, an amount computed at the annual dividend rate for Series B Preferred Stock, from the date on which dividends on such share became cumulative to and including the date to which such dividends are to be accrued, less the aggregate amount of all dividends theretofore paid thereon.



         "Asset Coverage" means asset coverage, as defined in Section 18(h) of the 1940 Act, of at least 200%, or such higher percentage as may be required under the 1940 Act, with respect to all outstanding senior securities of the Corporation which are stock, including all outstanding shares of Series B Preferred Stock.


         "Asset Coverage Cure Date" means, with respect to the failure by the Corporation to maintain the Asset Coverage (as required by Section 8(a)(i) hereof) as of the last Business Day of each March, June, September and December of each year, 60 days following such Business Day.

         "Bank Loans"* means loans made by banks or other financial institutions to corporate issuers or participation interests in such loans. Bank Loans generally bear interest at rates set at a margin above a generally recognized base lending rate that may fluctuate on a day-to-day basis, in the case of the prime rate of a U.S. bank.


         "Basic Maintenance Amount"* means, as of any Valuation Date, the dollar amount equal to (i) the sum of (A) the product of the number of shares of Series B Preferred Stock outstanding on such Valuation Date multiplied by the Liquidation Preference; (B) to the extent not included in (A), the aggregate amount of cash dividends (whether or not earned or declared) that will have accumulated for each outstanding share of Series B Preferred Stock from the most recent Dividend Payment Date to which dividends have been paid or duly provided for (or, in the event the Basic Maintenance Amount is calculated on a date prior to the initial Dividend Payment Date with respect to the Series B Preferred Stock, then from the Date of Original Issue) through the Valuation Date plus all dividends to accumulate on the Series B Preferred Stock then outstanding during the 70 days following such Valuation Date; (C) the Corporation's other liabilities due and payable as of such Valuation Date (except that dividends and other distributions payable by the Corporation by the issuance of Common Stock will not be included as a liability) and such liabilities projected to become due and payable by the Corporation during the 90 days following such Valuation Date (excluding liabilities for investments to be purchased and for dividends and other distributions not declared as of such Valuation Date); (D) any current liabilities of the Corporation as of such Valuation Date to the extent not reflected in any of (i)(A) through (i)(C) (including, without limitation, and immediately upon determination, any amounts due and payable by the Corporation pursuant to reverse repurchase agreements and any payables for assets purchased as of such Valuation Date) less (ii) (A) the Discounted Value of any of the Corporation's assets and/or (B) the face value of any of the Corporation's assets if, in the case of both (ii)(A) and (ii)(B), such assets are either cash or securities which mature prior to or on the date of redemption or repurchase of Series B Preferred Stock or payment of another liability and are either U.S. Government Securities, U.S. Treasury Strips or securities which have a rating assigned by Moody's of at least Aaa, P-1, VMIG-1 or MIG-1 or by S&P of at least AAA, SP-l+ or A-1+, in both cases irrevocably held by the Corporation's custodian bank in a segregated account or deposited by the Corporation with the Dividend-Paying Agent for the payment of the amounts needed to redeem or repurchase Series B Preferred Stock subject to redemption or repurchase or any of (i)(B) through (i)(D) and provided that in the event the Corporation has repurchased Series B Preferred Stock at a price of less than the Liquidation Preference thereof and irrevocably segregated or deposited assets as described above with its custodian bank or the Dividend-Paying Agent for the payment of the repurchase price the Corporation may deduct 100% of the Liquidation Preference of such Series B Preferred Stock to be repurchased from
(i) above.


         "Basic Maintenance Amount Cure Date"* means 14 calendar days following a Valuation Date, such date being the last day upon which the Corporation's failure to comply with Section 8(a)(ii)(A) hereof could be cured.

         "Basic Maintenance Report"* means a report signed by the President, Treasurer or any Vice President of the Corporation which sets forth, as of the related Valuation Date, the assets of the Corporation, the Market Value and Discounted Value thereof (seriatim and in the aggregate) and the Basic Maintenance Amount.

         "Board of Directors" means the Board of Directors of the Corporation.

         "Business Day" means a day on which the New York Stock Exchange is open for trading and that is neither a Saturday, Sunday nor any other day on which banks in the City of New York are authorized by law to close.

         "Common Stock" means the Common Stock, par value $1.00 per share, of the Corporation.

         "Corporation" means General American Investors Company, Inc., a Delaware corporation.


         "Date of Original Issue" shall have the meaning set forth in Section 4(a) hereof.

         "Deposit Securities"* means cash, Short-Term Money Market Instruments, U.S. Government Securities and U.S. Treasury Strips. Except for determining whether the Corporation has a Portfolio Calculation equal to or greater than the Basic Maintenance Amount, each Deposit Security will be deemed to have a value equal to its principal or face amount payable at maturity plus any interest payable thereon after delivery of such Deposit Security but only if payable on or prior to the applicable payment date in advance of which the relevant deposit is made.

         "Discounted Value"* means, with respect to a Moody's Eligible Asset, the quotient of (A) in the case of non-convertible fixed income securities, the lower of the principal amount and the Market Value thereof or (B) in the case of any other Moody's Eligible Assets, the Market Value thereof, divided by the applicable Moody's Discount Factor.

         "Dividend-Paying Agent" means Mellon Investor Services LLC or its successor, or any other dividend-paying agent appointed by the Corporation.


         "Dividend Payment Date" with respect to the Series B Preferred Stock, means any date on which dividends are payable thereon pursuant to the provisions of Section 4(a) hereof.


         "Dividend Period" shall have the meaning set forth in Section 4(a) hereof.

         "Independent Accountant"* means a nationally recognized accountant, or firm of accountants, that is with respect to the Corporation an independent public accountant or firm of independent public accountants under the Securities Act of 1933, as amended.


         "Junior Stock" shall mean the Common Stock and any other class or series of stock of the Corporation hereafter authorized over which Series B Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.


         "Liquidation Preference" shall have the meaning set forth in Section 5(a) hereof.

         "Market Value"* means the amount determined by the Corporation with respect to specific Moody's Eligible Assets in accordance with valuation policies adopted from time to time by the Board of Directors as being in compliance with the requirements of the 1940 Act.

         Notwithstanding the foregoing, "Market Value" may, at the option of the Corporation, mean the amount determined with respect to specific Moody's Eligible Assets of the Corporation in the manner set forth below:


         (a) as to any corporate bond or convertible corporate bond which is a Moody's Eligible Asset, (i) the product of (A) the unpaid principal balance of such bond as of the Valuation Date and (B)(1) if the bond is traded on a national securities exchange or quoted on the NASDAQ System, the last sales price reported on the Valuation Date or (2) if there was no reported sales price on the Valuation Date or if the bond is not traded on a national securities exchange or quoted on the NASDAQ System, the lower of two bid prices for such bond provided by two recognized securities dealers with a minimum capitalization of $25,000,000 (or otherwise approved for such purpose by Moody's) or by one such securities dealer and any other source (provided that the utilization of such source would not adversely affect Moody's then-current rating of the Series B Preferred Stock) to the custodian of the Corporation's assets, at least one of which shall be provided in writing or by telecopy, telex, other electronic transcription, computer obtained quotation reducible to written form or similar means, and in turn provided to the

Corporation by any such means by such custodian, plus (ii) accrued interest on such bond or, if two bid prices cannot be obtained, such Moody's Eligible Asset shall have a Market Value of zero;


         (b) as to any common or preferred stock which is a Moody's Eligible Asset, (i) if the stock is traded on a national securities exchange or quoted on the NASDAQ System, the last sales price reported on the Valuation Date or (ii) if there was no reported sales price on the Valuation Date, the lower of two bid prices for such stock provided by two recognized securities dealers with a minimum capitalization of $25,000,000 (or otherwise approved for such purpose by Moody's) or by one such securities dealer and any other source (provided that the utilization of such source would not adversely affect Moody's then-current rating of the Series B Preferred Stock) to the custodian of the Corporation's assets, at least one of which shall be provided in writing or by telecopy, telex, other electronic transcription, computer obtained quotation reducible to written form or similar means, and in turn provided to the Corporation by any such means by such custodian, or, if two bid prices cannot be obtained, such Moody's Eligible Asset shall have a Market Value of zero;



         (c) the product of (i) as to U.S. Government Securities, U.S. Treasury Strips, Short-Term Money Market Instruments (other than demand deposits, federal funds, bankers' acceptances and next Business Day's repurchase agreements) and commercial paper, the face amount or aggregate principal amount of such U.S. Government Securities, U.S. Treasury Strips or Short-Term Money Market Instruments, as the case may be, and (ii) the lower of the bid prices for the same kind of securities or instruments, as the case may be, having, as nearly as practicable, comparable interest rates and maturities provided by two recognized securities dealers having minimum capitalization of $25,000,000 (or otherwise approved for such purpose by Moody's) or by one such securities dealer and any other source (provided that the utilization of such source would not adversely affect Moody's then-current rating of the Series B Preferred Stock) to the custodian of the Corporation's assets, at least one of which shall be provided in writing or by telecopy, telex, other electronic transcription, computer obtained quotation reducible to written form or similar means, and in turn provided to the Corporation by any such means by such custodian, or, if two bid prices cannot be obtained, such Moody's Eligible Asset will have a Market Value of zero;


         (d) as to cash, demand deposits, federal funds, bankers' acceptances and next Business Day's repurchase agreements included in Short-Term Money Market Instruments, the face value thereof;


         (e) as to any other evidence of indebtedness which is a Moody's Eligible Asset, (i) the product of (A) the unpaid principal balance of such indebtedness as of the Valuation Date and (B)(1) if such indebtedness is traded on a national securities exchange or quoted on the NASDAQ System, the last sales price reported on the Valuation Date or (2) if there was no reported sales price on the Valuation Date or if the bond is not traded on a national securities exchange or quoted on the NASDAQ System, the lower of two bid prices for such bond provided by two recognized securities dealers with a minimum capitalization of $25,000,000 (or otherwise approved for such purpose by Moody's) or by one such securities dealer and any other source (provided that the utilization of such source would not adversely affect Moody's then-current rating of the Series B Preferred Stock) to the custodian of the Corporation's assets, at least one of which shall be provided in writing or by telecopy, telex, other electronic transcription, computer obtained quotation reducible to written form or similar means, and in turn provided to the Corporation by any such means by such custodian, plus (ii) accrued interest on such indebtedness.


         "Moody's" means Moody's Investors Service, Inc., or its successor.

         "Moody's Discount Factor"* means, for purposes of determining the Discounted Value of any Moody's Eligible Asset, the percentage determined as follows. The Moody's Discount Factor for any

Moody's Eligible Asset other than the securities set forth below will be the percentage provided in writing by Moody's.

         (i) Corporate debt securities (non-convertible): The percentage determined by reference to the rating on such asset with reference to the remaining term to maturity of such asset, in accordance with the table set forth below.

                                                                 Moody's Rating Category
                                               --------------------------------------------------------------
           Term to Maturity
         of Corporate Debt Security            Aaa       Aa        A       Baa      Ba        B    Unrated(1)
         --------------------------            ---       --        -       ---      --        -    -------
1 year or less...............................  109%      112%     115%     118%     137%     150%      250%
2 years or less (but longer than 1 year).....  115       118      122      125      146      160       250
3 years or less (but longer than 2 years)....  120       123      127      131      153      168       250
4 years or less (but longer than 3 years)....  126       129      133      138      161      176       250
5 years or less (but longer than 4 years)....  132       135      139      144      168      185       250
7 years or less (but longer than 5 years)....  139       143      147      152      179      197       250
10 years or less (but longer than 7 years)...  145       150      155      160      189      208       250
15 years or less (but longer than 10 years)..  150       155      160      165      196      216       250
20 years or less (but longer than 15 years)..  150       155      160      165      196      228       250
30 years or less (but longer than 20 years)..  150       155      160      165      196      229       250
Greater than 30 years........................  165       173      181      189      205      240       250

-------
(1) Unless conclusions regarding liquidity risk as well as estimates of both the probability and severity of default for a Corporation asset can be derived from other sources as well as combined with a number of sources, unrated fixed-income and convertible securities, which are securities that are not rated by any of Moody's, S&P or Fitch, are limited to 10% of discounted Moody's Eligible Assets. If a security is either rated below B or not rated by any of Moody's, S&P or Fitch, the Corporation will use the applicable percentage set forth in the row of the table entitled "Unrated." Upon notice by Moody's, ratings assigned by S&P or Fitch may be subject to adjustments in particular categories of credits for which the S&P and/or Fitch rating does not seem to approximate a Moody's rating equivalent.

         The Moody's Discount Factors presented in the immediately preceding table will also apply to corporate debt securities that do not pay interest in U.S. dollars or euros, provided that the Moody's Discount Factor determined from the table shall be multiplied by a factor of 110% for purposes of calculating the Discounted Value of such securities.

         (ii) Preferred stock: Eligible preferred stock will be from issuers possessing a senior unsecured rating that is Baa or higher:

   Moody's Rating Category            Discount Factors
   -----------------------            ----------------
Aaa.........................                150%
Aa..........................                155%
A...........................                160%
Baa.........................                165%
Ba..........................                196%
B...........................                216%
<B, Unrated.................                250%

         All non-cumulative issues are subject to a discount of 110% of the Moody's Discount Factor noted above.

         (iii) Common stock:*



Utility                   Industrial                  Financial            Transportation
-------                   ----------                  ---------            --------------
 170%                        264%                        241%                   340%



-----------------
* Advance rates subject to issuer senior unsecured debt ratings of Baa3 or higher; otherwise, a discount factor of 300% is applicable.


         (iv) Convertible securities (including convertible preferreds):

                                                        Discount Factors(1)
                              ---------------------------------------------------------------------------
       Ratings                Utility             Industrial            Financial          Transportation
       -------                -------             ----------            ---------          --------------
Aaa................            162%                  256%                 233%                  250%
Aa.................            167%                  261%                 238%                  265%
A..................            172%                  266%                 243%                  275%
Baa................            188%                  282%                 259%                  285%
Ba.................            195%                  290%                 265%                  290%
B..................            199%                  293%                 270%                  295%
Unrated(2).........            300%                  300%                 300%                  300%

------------
(1)  Discount factors are for 7-week exposure period.

(2) Unless conclusions regarding liquidity risk as well as estimates of both the probability and severity of default for a Corporation asset can be derived from other sources as well as combined with a number of sources, unrated fixed-income and convertible securities, which are securities that are not rated by any of Moody's, S&P or Fitch, are limited to 10% of discounted Moody's Eligible Assets. If a security is either rated below B or not rated by any of Moody's, S&P or Fitch, the Corporation will use the applicable percentage set forth in the row of the table entitled "Unrated." Upon notice by Moody's, ratings assigned by S&P or Fitch may be subject to adjustments in particular categories of credits for which the S&P and/or Fitch rating does not seem to approximate a Moody's rating equivalent.


         Upon conversion to common stock, the Moody's Discount Factors applicable to common stock will apply.





         (v) Short-term instruments: The Moody's Discount Factor applied to short-term portfolio securities, including without limitation corporate debt securities, Short-Term Money Market Instruments and municipal debt obligations, will be (A) 100%, so long as such portfolio securities mature or have a demand feature at par exercisable within the Moody's Exposure Period; (B) 115%, so long as such portfolio securities do not mature within the Moody's Exposure Period or have a demand feature at par not exercisable within the Moody's Exposure Period; and (C) 125%, if such securities are not rated by Moody's, so long as such portfolio securities are rated at least A-1+/AA or SP-1+/AA by S&P and mature or have a demand feature at par exercisable within the Moody's Exposure Period. A Moody's Discount Factor of 100% will be applied to cash.

         (vi) U.S. Government Securities and U.S. Treasury Strips:

                                                U.S. Government Securities    U.S. Treasury Strips
Remaining Term to Maturity                            Discount Factor            Discount Factor
--------------------------                      --------------------------    --------------------
1 year or less................................              107%                       107%
2 years or less (but longer than 1 year)......              113                        115
3 years or less (but longer than 2 years).....              118                        121
4 years or less (but longer than 3 years).....              123                        128
5 years or less (but longer than 4 years).....              128                        135
7 years or less (but longer than 5 years).....              135                        147
10 years or less (but longer than 7 years)....              141                        163
15 years or less (but longer than 10 years)...              146                        191
20 years or less (but longer than 15 years)...              154                        218
30 years or less (but longer than 20 years)...              154                        244

         (vii) Rule 144A Securities: The Moody's Discount Factor applied to Rule 144A Securities for Rule 144A Securities whose terms include rights to registration under the Securities Act of 1933, as amended, within one year and Rule 144A Securities which do not have registration rights within one year will be 120% and 130%, respectively, of the Moody's Discount Factor which would apply were the securities registered under the Securities Act of 1933, as amended.

         (viii) Bank Loans: The Moody's Discount Factor applied to senior Bank Loans ("Senior Loans") shall be the percentage specified in the table below opposite such Moody's Loan Category:

Moody's Loan Category              Discount Factor
---------------------              ---------------
         A                              118%
         B                              137%
         C                              161%
         D                              222%
         E                              222%

         (ix) Asset-backed and mortgage-backed securities: The Moody's Discount Factor applied to asset-backed securities shall be 131%. The Moody's Discount Factor applied to collateralized mortgage obligations, planned amortization class bonds and targeted amortization class bonds shall be determined by reference to the weighted average life of the security and whether cash flow is retained (i.e., controlled by a trustee) or excluded (i.e., not controlled by a trustee), in accordance with the table set forth below.

     Remaining Term to Maturity                  Cash Flow Retained         Cash Flow Excluded
     --------------------------                  ------------------         ------------------
3 years or less                                          133%                       141%
7 years or less (but longer than 3 years)                142                        151
10 years or less (but longer than 7 years)               158                        168
20 years or less (but longer than 10 years)              174                        185

         The Moody's Discount Factor applied to residential mortgage pass-throughs (including private-placement mortgage pass-throughs) shall be determined by reference to the coupon paid by such security and whether cash flow is retained (i.e., controlled by a trustee) or excluded (i.e., not controlled by a trustee), in accordance with the table set forth below.

  Coupon             Cash Flow Retained           Cash Flow Excluded
  ------             ------------------           ------------------
    5%                       166%                        173%
    6%                       162                         169
    7%                       158                         165
    8%                       154                         161
    9%                       151                         157
   10%                       148                         154
   11%                       144                         154
   12%                       142                         151
   13%                       139                         148
adjustable                   165                         172

         The Moody's Discount Factor applied to fixed-rate pass-throughs that are not rated by Moody's and are serviced by a servicer approved by Moody's shall be determined by reference to the table in the following paragraph (relating to whole loans).

         The Moody's Discount Factor applied to whole loans shall be determined by reference to the coupon paid by such security and whether cash flow is retained (i.e., controlled by a trustee) or excluded (i.e., not controlled by a trustee), in accordance with the table set forth below.

  Coupon             Cash Flow Retained           Cash Flow Excluded
  ------             ------------------           ------------------
    5%                       172%                        179%
    6%                       167                         174
    7%                       163                         170
    8%                       159                         165
    9%                       155                         161
   10%                       151                         158
   11%                       148                         157
   12%                       145                         154
   13%                       142                         151
adjustable                   170                         177

         (x) Municipal debt obligations: The Moody's Discount Factor applied to municipal debt obligations shall be the percentage determined by reference to the rating on such asset and the shortest exposure period set forth opposite such rating that is the same length as or is longer than the Moody's Exposure Period, in accordance with the table set forth below (provided that, except as provided in the following table, any municipal obligation (excluding any short-term municipal obligation) not rated by Moody's but rated by S&P shall be deemed to have a Moody's rating which is one full rating category lower than its S&P rating):

     Exposure Period        Aaa(1)       Aa(1)       A(1)     Baa(1)     Other(2)      (V)MIG-1(3)      SP-1+(4)     Unrated(5)
     ---------------        ------       -----       ----     ------     --------      -----------      --------     ----------
7 weeks................     151%           159%      166%       173%       187%            136%           148%          225%
8 weeks or less but
greater than 7 weeks...     154            161       168        176        190             137            149           231
9 weeks or less but
greater than 8 weeks...     158            163       170        177        192             138            150           240

------------
(1)  Moody's rating.

(2)  Municipal debt obligations not rated by Moody's but rated BBB by S&P.

(3) Municipal debt obligations rated MIG-1 or VMIG-1, which do not mature or have a demand feature at par exercisable in 30 days and which do not have a long-term rating.

(4) Municipal debt obligations not rated by Moody's but rated SP-1+ by S&P, which do not mature or have a demand feature at par exercisable in 30 days and which do not have a long-term rating.

(5) Municipal debt obligations rated less than Baa3 or not rated by Moody's and less than BBB or not rated by S&P, not to exceed 10% of Moody's Eligible Assets.

         (xi) Structured Notes: The Moody's Discount Factor applied to Structured Notes will be (A) in the case of a corporate issuer, the Moody's Discount Factor determined in accordance with paragraph (i) under this definition, whereby the rating on the issuer of the Structured Note will be the rating on the Structured Note for purposes of determining the Moody's Discount Factor in the table in paragraph (i); and (B) in the case of an issuer that is the U.S. government or an agency or instrumentality thereof, the Moody's Discount Factor determined in accordance with paragraph (iv) under this definition.

    "Moody's Eligible Assets"* means:

         (i) cash (including interest and dividends due on assets rated (A) Baa3 or higher by Moody's if the payment date is within five business days of the valuation date, (B) A2 or higher if the payment date is within thirty days of the valuation date, and (C) A1 or higher if the payment date is within the Moody's Exposure Period) and receivables for Moody's Eligible Assets sold if the receivable is due within five business days of the valuation date, and if the trades which generated such receivables are (A) settled through clearing house firms or (B) (1) with counterparties having a Moody's long-term debt rating of at least Baa3 or (2) with counterparties having a Moody's Short-Term Money Market Instrument rating of at least P-1;

         (ii) Short-Term Money Market Instruments so long as (A) such securities are rated at least P-1, (B) in the case of demand deposits, time deposits and overnight funds, the supporting entity is rated at least A2, or (C) in all other cases, the supporting entity (1) is rated A2 and the security matures within one month, (2) is rated A1 and the security matures within three months or (3) is rated at least Aa3 and the security matures within six months; provided, however, that for purposes of this definition, such instruments (other than commercial paper rated by S&P and not rated by Moody's) need not meet any otherwise applicable S&P rating criteria;

         (iii) U.S. Government Securities and U.S. Treasury Strips;

         (iv)  Rule 144A Securities;

         (v)   Senior Loans and other Bank Loans approved by Moody's;

         (vi) corporate debt securities if (A) such securities are rated Caa or higher by Moody's; (B) such securities provide for the periodic payment of interest in cash in U.S. dollars or euros, except that such securities that do not pay interest in U.S. dollars or euros shall be considered Moody's Eligible Assets if they are rated by Moody's or S&P; (C) for securities which provide for conversion or exchange into equity capital at some time over their lives, the issuer must be rated at least B3 by Moody's and the discount factor will be 250%; (D) for debt securities rated Ba1 and below, no more than 10% of the original amount of such issue may constitute Moody's Eligible Assets; (E) such securities have been registered under the Securities Act of 1933, as amended, or are restricted as to resale under federal securities laws but are eligible for resale pursuant to Rule 144A under the Securities Act of 1933, as amended, as determined by the Corporation's portfolio manager acting pursuant to procedures approved by the Board of Directors, except that such securities that are not subject to U.S. federal securities laws shall be considered Moody's Eligible Assets if they are publicly traded; and (F) such securities are not subject to extended settlement.

         Notwithstanding the foregoing limitations, (x) corporate debt securities not rated at least Caa by Moody's or not rated by Moody's shall be considered to be Moody's Eligible Assets only to the extent the market value of such corporate debt securities does not exceed 10% of the aggregate market value of all Moody's Eligible Assets; provided, however, that if the Market Value of such corporate debt securities exceeds 10% of the aggregate market value of all Moody's Eligible Assets, a portion of such corporate debt securities (selected by the Corporation) shall not be considered Moody's Eligible Assets, so that the market value of such corporate debt securities (excluding such portion) does not exceed 10% of the aggregate market value of all Moody's Eligible Assets; and (y) corporate debt securities rated by neither Moody's nor S&P shall be considered to be Moody's Eligible Assets only to the extent such securities are issued by entities which (i) have not filed for bankruptcy within the past three years, (ii) are current on all principal and interest in their fixed income obligations, (iii) are current on all preferred stock dividends, and (iv) possess a current, unqualified auditor's report without qualified, explanatory language;

         (vii) preferred stocks if (A) dividends on such preferred stock are cumulative, (B) such securities provide for the periodic payment of dividends thereon in cash in U.S. dollars or euros and do not provide for conversion or exchange into, or have warrants attached entitling the holder to receive, equity capital at any time over the respective lives of such securities, (C) the issuer of such a preferred stock has common stock listed on either the New York Stock Exchange or the American Stock Exchange, (D) the issuer of such a preferred stock has a senior debt rating from Moody's of Baa1 or higher or a preferred stock rating from Moody's of Baa3 or higher and (E) such preferred stock has paid consistent cash dividends in U.S. dollars or euros over the last three years or has a minimum rating of A1 (if the issuer of such preferred stock has other preferred issues outstanding that have been paying dividends consistently for the last three years, then a preferred stock without such a dividend history would also be eligible). In addition, the preferred stocks must have the following diversification requirements: (X) the preferred stock issue must be greater than $50 million and (Y) the minimum holding by the Corporation of each issue of preferred stock is $500,000 and the maximum holding of preferred stock of each issue is $5 million. In addition, preferred stocks issued by transportation companies will not be considered Moody's Eligible Assets;


         (viii) Common stocks (including American Depository Receipts "ADRs")
(A) (1) which are traded on the New York Stock Exchange, the American Stock Exchange or NASDAQ System, (2) which, if cash dividend paying, (x) pay cash dividends in U.S. dollars or euros and (y) paid consistent cash dividends for the past 36 months or must not have terminated dividend payments within the last 12 months; provided that if there is less than a three year operating history, the issuer must have a minimum senior debt rating of A by Moody's or the equivalent by S&P or Fitch, (3) which have a market capitalization greater than $500 million; and (B) which are ADR securities that are either (i) sponsored ADR programs or (2) Level II or Level III ADRs.


         In addition, common stocks are subject to the following diversification requirements in order to be included in Moody's Eligible Assets:

                                             Maximum Single      Maximum Single       Maximum Single
Industry Category                             Issuer (%)(1)      Industry (%)(1)       State (%)(1)
-----------------                            --------------      ---------------      --------------
Utility                                             4                  50                   7(2)
Other                                               6                  20                    N/A

-----------
(1) Percentages represent both a portion of the aggregate Market Value and the number of outstanding shares of the common stock portfolio.

(2) Utility companies operating in more than one state should be diversified according to the state of incorporation.

         (ix) asset-backed and mortgage-backed securities:

              (A) Asset-backed securities if (1) such securities are rated at least Aa3 by Moody's or at least AA by S&P, (2) the securities are part of an issue that is $250 million or greater, or the issuer of such securities has a total of $500 million or greater of asset-backed securities outstanding at the time of purchase of the securities by the Corporation and (3) the expected average life of the securities is not greater than 4 years;

              (B) Collateralized mortgage obligations ("CMOs"), including CMOs with interest rates that float at a multiple of the change in the underlying index according to a pre-set formula, provided that any CMO held by the Corporation (1) has been rated Aaa by Moody's or AAA by S&P, (2) does not have a coupon which floats inversely, (3) is not portioned as an interest-only or principal-only strip and
              (4) is part of an issuance that had an original issue size of at least $100 million;

              (C) Planned amortization class bonds ("PACs") and targeted amortization class bonds ("TACs") provided that such PACs or TACs are (1) backed by certificates of either the Federal National Mortgage Association ("FNMA"), the Government National Mortgage Association ("GNMA") or the Federal Home Loan Mortgage Corporation ("FHLMC") representing ownership in single-family first lien mortgage loans with original terms of 30 years, (2) part of an issuance that had an original issue size of at least $10 million,
              (3) part of PAC or TAC classes that have payment priority over other PAC or TAC classes, (4) if TACs, TACs that do not support PAC classes, and (5) if TACs, not considered reverse TACs (i.e., do not protect against extension risk);

              (D) Consolidated senior debt obligations of Federal Home Loan Banks ("FHLBs"), senior long-term debt of the FNMA, and consolidated systemwide bonds and FCS Financial Assistance Corporation Bonds of Federal Farm Credit Banks ("FFCBs") (collectively, "FHLB, FNMA and FFCB Debentures"), provided that such FHLB, FNMA and FFCB Debentures are (1) direct issuance corporate debt rated Aaa by Moody's, (2) senior debt obligations backed by the FHLBs, FFCBs or FNMA, (3) part of an issue entirely denominated in U.S. dollars and (4) not callable or exchangeable debt issues;

              (E) Mortgage pass-throughs rated at least Aa by Moody's and pass-throughs issued prior to 1987 (if rated AA by S&P and based on fixed-rate mortgage loans) by Travelers Mortgage Services, Citicorp Homeowners, Citibank, N.A., Sears Mortgage Security or RFC - Salomon Brothers Mortgage Securities, Inc., provided that
              (1) certificates must evidence a proportional, undivided interest in specified pools of fixed or adjustable rate mortgage loans, secured by a valid first lien, on one- to four-family residential properties and (2) the securities are publicly registered (not issued by FNMA, GNMA or FHLMC);

              (F) Private-placement mortgage pass-throughs provided that (1) certificates represent a proportional undivided interest in specified pools of fixed-rate mortgage loans, secured by a valid first lien, on one- to four-family residential properties, (2) documentation is held by a trustee or independent custodian, (3) pools of mortgage loans are serviced by servicers that have been approved by FNMA or FHLMC and funds shall be advanced to meet deficiencies to the extent provided in the pooling and servicing agreements creating such certificates, and
              (4) pools have been rated Aa or better by Moody's; and

              (G) Whole loans (e.g., direct investments in mortgages) provided that (1) at least 65% of such loans (a) have seasoning of no less than 6 months, (b) are secured by single-family detached residences, (c) are owner-occupied primary residences, (d) are secured by a first-lien, fully-documented mortgage, (e) are neither currently delinquent (30 days or more) nor delinquent during the preceding year, (f) have loan-to-value ratios of 80% or below, (g) carry normal hazard insurance and title insurance, as well as special hazard insurance, if applicable, (h) have original terms to maturity not greater than 30 years, with at least one year remaining to maturity, (i) have a minimum of $10,000 remaining principal balance, (j) for loans underwritten after January 1, 1978, FNMA and/or FHLMC forms are used for fixed-rate loans, and (k) such loans are whole loans and not participations;
              (2) for loans that do not satisfy the requirements set forth in the foregoing clause (1), (a) non-owner occupied properties represent no greater than 15% of the aggregate of either the adjustable-rate pool or the fixed-rate pool, (b) multi-family properties (those with five or more units) represent no greater than 15% of the aggregate of either the adjustable-rate pool or the fixed-rate pool, (c) condominiums represent no greater than 10% of the aggregate of either the adjustable-rate pool or the fixed-rate pool, and any condominium project must be 80% occupied at the time the loan is originated, (d) properties with loan-to-value ratios exceeding 80% represent no greater than 25% of the aggregate of either the adjustable-rate pool or the fixed-rate pool and the portion of the mortgage on any such property that exceeds a loan-to-value ratio of 80% is insured with Primary Mortgage Insurance from an insurer rated at least Baa3 by Moody's and (e) loan balances in excess of the current FHLMC limit plus $75,000 represent no greater than 25% of the aggregate of either the adjustable-rate pool or the fixed-rate pool, loan balances in excess of $350,000 represent no greater than 10% of the aggregate of either the adjustable-rate pool or the fixed-rate pool, and loan balances in excess of $1,000,000 represent no greater than 5% of the aggregate of either the adjustable-rate pool or the fixed-rate pool; (3) no greater than 5% of the pool of loans is concentrated in any one zip code; (4) the pool of loans contains at least 100 loans or $2 million in loans per servicer;
              (5) for adjustable-rate mortgages ("ARMs"), (a) any ARM is indexed to the National Cost of Funds index, the 11th District Cost of Funds index, the 1-year Treasury or the 6-month Treasury, (b) the margin over the given index is between 0.15% and 0.25% for either cost-of-funds index and between 0.175% and 0.325% for Treasuries,
              (c) the maximum yearly interest rate increase is 2%, (d) the maximum life-time interest rate increase is 6.25% and (e) ARMs may include Federal Housing Administration and Department of Veterans Affairs loans; (6) for "teaser" loans, (a) the initial discount from the current ARM market rate is no greater than 2%, (b) the loan is underwritten at the market rate for ARMs, not the "teaser" rate, and (c) the loan is seasoned six months beyond the "teaser" period.

         (ix) Any municipal debt obligation that (A) pays interest in cash, (B) does not have a Moody's rating, as applicable, suspended by Moody's, and (C) is part of an issue of municipal debt obligations of at least $5,000,000, except for municipal debt obligations rated below A by Moody's, in which case the minimum issue size is $10,000,000;

         (x) Structured Notes and traded custody receipts representing direct ownership in a portfolio of underlying securities (TRACERS); and

         (xi) Financial contracts, as such term is defined in Section 3(c)(2)(B)(ii) of the 1940 Act, not otherwise provided for in this definition but only upon receipt by the Corporation of a letter from Moody's specifying any conditions on including such financial contract in Moody's Eligible Assets and assuring the Corporation that including such financial contract in the manner so specified would not affect the credit rating assigned by Moody's to the Series B Preferred Stock.

         In addition, portfolio holdings as described below must be within the following diversification and issue size requirements in order to be included in Moody's Eligible Assets:

                                Maximum Single    Maximum Single        Minimum Issue Size
      Ratings(1)                 Issuer(2,3)       Industry(3,4)         ($ in million)(5)
      ----------                --------------    --------------        ------------------
Aaa.....................            100%                100%                  $100
Aa......................             20                  60                    100
A.......................             10                  40                    100
Baa.....................              6                  20                    100
Ba......................              4                  12                     50(6)
B1-B2...................              3                   8                     50(6)
B3 or below.............              2                   5                     50(6)

---------
(1) Refers to the preferred stock and senior debt rating of the portfolio holding.

(2) Companies subject to common ownership of 25% or more are considered as one issuer.

(3) Percentages represent a portion of the aggregate market value of corporate debt securities.

(4) Industries are determined according to Moody's Industry Classifications, as defined herein.

(5) Except for preferred stock, which has a minimum issue size of $50 million.

(6) Portfolio holdings from issues ranging from $50 million to $100 million are limited to 20% of the Corporation's total assets.

         Where the Corporation sells an asset and agrees to repurchase such asset in the future, the Discounted Value of such asset will constitute a Moody's Eligible Asset and the amount the Corporation is required to pay upon repurchase of such asset will count as a liability for the purposes of the Basic Maintenance Amount. Where the Corporation purchases an asset and agrees to sell it to a third party in the future, cash receivable by the Corporation thereby will constitute a Moody's Eligible Asset if the long-term debt of such other party is rated at least A2 by Moody's and such agreement has a term of 30 days or less; otherwise the Discounted Value of such purchased asset will constitute a Moody's Eligible Asset. For the purposes of calculation of Moody's Eligible Assets, portfolio securities which have been called for redemption by the issuer thereof shall be valued at the lower of market value or the call price of such portfolio securities.

         Notwithstanding the foregoing, an asset will not be considered a Moody's Eligible Asset to the extent that it (i) has been irrevocably deposited for the payment of (i)(A) through (i)(D) under the definition of Basic Maintenance Amount or to the extent it is subject to any liens, except for (A) liens which are being contested in good faith by appropriate proceedings and which Moody's has indicated to the Corporation will not affect the status of such asset as a Moody's Eligible Asset, (B) liens for taxes that are not then due and payable or that can be paid thereafter without penalty, (C) liens to secure payment for services rendered or cash advanced to the Corporation by its custodian, transfer agent or registrar and (D) liens arising by virtue of any repurchase agreement, or (ii) has been segregated against obligations of the Corporation in connection with an outstanding derivative transaction.

         "Moody's Exposure Period"* means the period commencing on a given valuation date and ending 49 days thereafter.

         "Moody's Industry Classification"* means, for the purposes of determining Moody's Eligible Assets, each of the following industry classifications (or such other classifications as Moody's may from time to time approve for application to the Series B Preferred Stock):


             1. Aerospace and Defense: Major Contractor, Subsystems, Research, Aircraft Manufacturing, Arms, Ammunition

             2. Automobile: Automobile Equipment, Auto-Manufacturing, Auto Parts Manufacturing, Personal Use Trailers, Motor Homes, Dealers

             3. Banking: Bank Holding, Savings and Loans, Consumer Credit, Small Loan, Agency, Factoring, Receivables

             4. Beverage, Food and Tobacco: Beer and Ale, Distillers, Wines and Liquors, Distributors, Soft Drink Syrup, Bottlers, Bakery, Mill Sugar, Canned Foods, Corn Refiners, Dairy Products, Meat Products, Poultry Products, Snacks, Packaged Foods, Candy, Gum, Seafood, Frozen Food, Cigarettes, Cigars, Leaf/Snuff, Vegetable Oil

             5. Buildings and Real Estate: Brick, Cement, Climate Controls, Contracting, Engineering, Construction, Hardware, Forest Products (building-related only), Plumbing, Roofing, Wallboard, Real Estate, Real Estate Development, REITs, Land Development

             6. Chemicals, Plastics and Rubber: Chemicals (non-agricultural), Industrial Gases, Sulfur, Plastics, Plastic Products, Abrasives, Coatings, Paints, Varnish, Fabricating

             7. Containers, Packaging and Glass: Glass, Fiberglass, Containers made of: Glass, Metal, Paper, Plastic, Wood or Fiberglass

             8.   Personal and Non-Durable Consumer Products (Manufacturing
                  Only): Soaps, Perfumes, Cosmetics, Toiletries, Cleaning Supplies, School Supplies

             9.   Diversified/Conglomerate Manufacturing

             10.  Diversified/Conglomerate Service

             11.  Diversified Natural Resources, Precious Metals and Minerals:
                  Fabricating, Distribution

             12. Ecological: Pollution Control, Waste Removal, Waste Treatment and Waste Disposal

             13. Electronics: Computer Hardware, Electric Equipment, Components, Controllers, Motors, Household Appliances, Information Service Communicating Systems, Radios, TVs, Tape Machines, Speakers, Printers, Drivers, Technology

             14.  Finance: Investment Brokerage, Leasing, Syndication,
                  Securities

             15. Farming and Agriculture: Livestock, Grains, Produce, Agriculture Chemicals, Agricultural Equipment, Fertilizers

             16.  Grocery: Grocery Stores, Convenience Food Stores

             17. Healthcare, Education and Childcare: Ethical Drugs, Proprietary Drugs, Research, Health Care Centers, Nursing Homes, HMOs, Hospitals, Hospital Supplies, Medical Equipment

             18.  Home and Office Furnishings, Housewares, and Durable Consumer
                  Products: Carpets, Floor Coverings, Furniture, Cooking, Ranges

             19.  Hotels, Motels, Inns and Gaming

             20.  Insurance: Life, Property and Casualty, Broker, Agent, Surety

             21. Leisure, Amusement, Motion Pictures, Entertainment: Boating, Bowling, Billiards, Musical Instruments, Fishing, Photo Equipment, Records, Tapes, Sports, Outdoor Equipment (Camping), Tourism, Resorts, Games, Toy Manufacturing, Motion Picture Production Theaters, Motion Picture Distribution

             22.  Machinery (Non-Agricultural, Non-Construction,
                  Non-Electronic): Industrial, Machine Tools, Steam Generators

             23. Mining, Steel, Iron and Non-Precious Metals: Coal, Copper, Lead, Uranium, Zinc, Aluminum, Stainless Steel, Integrated Steel, Ore Production, Refractories, Steel Mill Machinery, Mini-Mills, Fabricating, Distribution and Sales of the foregoing

             24. Oil and Gas: Crude Producer, Retailer, Well Supply, Service and Drilling

             25. Printing, Publishing, and Broadcasting: Graphic Arts, Paper, Paper Products, Business Forms, Magazines, Books, Periodicals, Newspapers, Textbooks, Radio, T.V., Cable Broadcasting Equipment

             26. Cargo Transport: Rail, Shipping, Railroads, Rail-car Builders, Ship Builders, Containers, Container Builders, Parts, Overnight Mail, Trucking, Truck Manufacturing, Trailer Manufacturing, Air Cargo, Transport

             27. Retail Stores: Apparel, Toy, Variety, Drugs, Department, Mail Order Catalog, Showroom

             28. Telecommunications: Local, Long Distance, Independent, Telephone, Telegraph, Satellite, Equipment, Research, Cellular

             29. Textiles and Leather: Producer, Synthetic Fiber, Apparel Manufacturer, Leather Shoes

             30.  Personal Transportation: Air, Bus, Rail, Car Rental

             31.  Utilities: Electric, Water, Hydro Power, Gas

             32. Diversified Sovereigns: Semi-sovereigns, Canadian Provinces, Supra-national Agencies

         The Corporation will use its discretion in determining which industry classification is applicable to a particular investment in consultation with its independent accountants and Moody's, to the extent the Corporation considers necessary.

         "Moody's Loan Category"* means the following five categories (and, for purposes of this categorization, the market value of a Moody's Eligible Asset trading at par is equal to $1.00):

              (i) "Moody's Loan Category A" means performing Senior Loans which have a market value or an approved price greater than or equal to $0.90.

              (ii)"Moody's Loan Category B" means: (A) performing Senior Loans which have a market value or an approved price of greater than or equal to $0.80 but less than $0.90; and (B) non-performing Senior Loans which have a market value or an approved price greater than or equal to $0.85.

              (iii)"Moody's Loan Category C" means: (A) performing Senior Loans which have a market value or an approved price of greater than or equal to $0.70 but less than $0.80; and (B) non-performing Senior Loans which have a market value or an approved price of greater than or equal to $0.75 but less than $0.85.

              (iv) "Moody's Loan Category D" means Senior Loans which have a market value or an approved price less than $0.75.

              (v) "Moody's Loan Category E" means non-Senior Loans which have a market value or an approved price.

              Notwithstanding any other provision contained above, for purposes of determining whether a Moody's Eligible Asset falls within a specific Moody's Loan Category, to the extent that any Moody's Eligible Asset would fall in more than one of the Moody's Loan Categories, such Moody's Eligible Asset

\
shall be deemed to fall into the Moody's Loan Category with the lowest applicable Moody's Discount Factor.

         "1940 Act" means the Investment Company Act of 1940, as amended.

         "Notice of Redemption" has the meaning set forth in Section 6(c) hereof.

         "Officers Certificate" means a certificate signed by any two of the President, a Vice President, an Executive Vice President, the Treasurer or the Secretary of the Corporation or by any one of the foregoing and the Treasurer or the Secretary or Assistant Treasurer or Assistant Secretary of the Corporation.


         "Parity Stock" shall mean any other class or series of stock of the Corporation hereafter authorized which ranks on a parity with Series B Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.


         "Portfolio Calculation"* means the aggregate Discounted Value of all Moody's Eligible Assets.


         "Preferred Stock" means the preferred stock, par value $1.00 per share, of the Corporation, and includes the Series B Preferred Stock.




         "Redemption Price" has the meaning set forth in Section 6(a) hereof.

         "Restated Certificate of Incorporation" means the Certificate of Incorporation, as amended and restated (including this Certificate of Designations), of the Corporation.

         "Rule 144A Securities" means securities which are restricted to resale under federal securities laws but are eligible for resale pursuant to Rule 144A under the Securities Act of 1933, as amended as determined by the Corporation's portfolio manager.


         "Series B Preferred Stock" means the   % Cumulative Preferred Stock,
Series B, par value $1.00 per share, of the Corporation.


         "Short-Term Money Market Instruments" means the following types of instruments if, on the date of purchase or other acquisition thereof by the Corporation (or, in the case of an instrument specified by clauses (i) and (ii) below, on the Valuation Date), the remaining terms to maturity thereof are not in excess of 90 days:

         (i)      U.S. Government Securities;

         (ii) commercial paper that is rated at the time of purchase or acquisition and the Valuation Date at least P-1 by Moody's and is issued by an issuer (or guaranteed or supported by a person or entity other than the issuer) whose long-term unsecured debt obligations are rated at least Aa by Moody's.

         (iii) demand or time deposits in or certificates of deposit of or banker's acceptances issued by (A) a depository institution or trust company incorporated under the laws of the United States of America or any state thereof or the District of Columbia or (B) a United States branch office or agency of a foreign depository institution (provided that such branch office or agency is subject to banking regulation under the laws of the United States, any state thereof or the District of Columbia) if, in each case, the commercial paper, if any, and the long-term unsecured debt obligations (other than such obligations the ratings of which are based on the credit of a person or entity other than such depository institution or trust company) of such depository institution or trust company at the time of purchase or acquisition and the Valuation Date, have (1) credit ratings from Moody's of at least P-1 in the case of commercial paper and (2) credit ratings from Moody's of at least Aa in the case of long-term unsecured debt obligations; provided, however, that in the case of any such investment that matures in no more than one Business Day from the date of purchase or other acquisition by the Corporation, all of the foregoing requirements will be applicable except that the required long-term unsecured debt credit rating of such depository institution or trust company from Moody's will be at least A2; and provided, further, however, that the foregoing credit rating requirements will be deemed to be met with respect to a depository institution or trust company if (1) such depository institution or trust company is the principal depository institution in a holding company system, (2) the commercial paper, if any, of such depository institution or trust company is not rated below P-1 by Moody's and
(3) the holding company will meet all of the foregoing credit rating requirements (including the preceding proviso in the case of investments that mature in no more than one Business Day from the date of purchase or other acquisition by the Corporation);

         (iv) repurchase obligations with respect to any U.S. Government Security entered into with a depository institution, trust company or securities dealer (acting as principal) which is rated (A) at least Aa3 if the maturity is three months or less, (B) at least A1 if the maturity is two months or less and
(C) at least A2 if the maturity is one month or less; and

         (v) Eurodollar demand or time deposits in, or certificates of deposit of, the head office or the London branch office of a depository institution or trust company meeting the credit rating requirements of commercial paper and long-term unsecured debt obligations specified in clause
(iii) above, provided that the interest receivable by the Corporation will be payable in U.S. dollars and will not be subject to any withholding or similar taxes.

         "Structured Notes" Are privately negotiated debt obligations where the principal and/or interest is determined by reference to the performance of a benchmark asset, market or interest rate (an "embedded index"), such as selected securities, an index of securities or specified interest rates, or the differential performance of two assets or markets. Structured Notes may be issued by corporations, including banks, as well as by governmental agencies. Structured Notes frequently are assembled in the form of medium-term notes, but a variety of forms are available and may be used in particular circumstances. The terms of such Structured Notes normally provide that their principal and/or interest payments are to be adjusted upwards or downwards (but ordinarily not below zero) to reflect changes in the embedded index while the Structured Notes are outstanding.

         "S&P" means Standard & Poor's Ratings Services or its successors.

         "U.S. Government Securities" means direct obligations of the United States or of its agencies or instrumentalities that are entitled to the full faith and credit of the United States and that, other than United States Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption.

         "U.S. Treasury Strips" means securities based on U.S. Treasury Securities created through the Separate Trading of Registered Interest and Principal of Securities program.

         "Valuation Date"* means every Friday or, if such day is not a Business Day, the immediately preceding Business Day.

         4. DIVIDENDS:


         (a) The holders of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of funds legally available therefor, cumulative cash dividends at the annual rate of _____% of the Liquidation Preference (as defined in Section (5)) per share, and no more, payable quarterly on ________, ________, ________ and ________ in each year (each, a "Dividend Payment Date") commencing on ________, 2003, (or, if any such date is not a Business Day, on the next succeeding Business Day) with respect to the quarterly dividend period (or portion thereof) ending on the day preceding such respective dividend payment date, to shareholders of record on the preceding ________, ________, ________ and ________, respectively (or, if such date is not a Business Day, then on the next succeeding Business Day), as the case may be, in preference to dividends on shares of Common Stock and any other capital stock of the Corporation ranking junior to the Series B Preferred Stock in payment of dividends. Dividends on shares of Series B Preferred Stock shall accumulate from the date on which the first such shares of Series B Preferred Stock are originally issued ("Date of Original Issue"). Each period beginning on and including a Dividend Payment Date (or the Date of Original Issue, in the case of the first dividend period after issuance of such shares) and ending on but excluding the next succeeding Dividend Payment Date is referred to herein as a "Dividend Period." The dividends payable per share of Series B Preferred Stock for each quarterly Dividend Period shall be computed by dividing the annual dividend rate by four.



         (b)(i) No dividends shall be declared or paid or set apart for payment on any shares of Series B Preferred Stock for any Dividend Period or part thereof unless full cumulative dividends have been or contemporaneously are declared and paid on all outstanding shares of Series B Preferred Stock through the most recent Dividend Payment Date therefor. If full cumulative dividends are not declared and paid on the shares of Series B Preferred Stock, any dividends on the shares of Series B Preferred Stock shall be declared and paid pro rata on all outstanding shares of Series B Preferred Stock. No holders of shares of Cumulative Preferred Stock shall be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends as provided in this paragraph 4(b)(i) on shares of Series B Preferred Stock. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payments on any shares of Series B Preferred Stock that may be in arrears.



         (ii) For so long as shares of Series B Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase shares of Common Stock or other stock, if any, ranking junior to the Series B Preferred Stock as to dividends or upon liquidation) in respect of the Common Stock or any other stock of the Corporation ranking junior to or on parity with the Series B Preferred Stock as to dividends or upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any shares of Common Stock or any other stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends or upon liquidation (except by conversion into or exchange for stock of the Corporation ranking to or on parity with the Series B Preferred Stock as to dividends and upon liquidation), unless, in each case, (A) immediately thereafter, the Corporation shall have a Portfolio Calculation at least equal to the Basic Maintenance Amount and the Corporation shall maintain the Asset Coverage, (B) full cumulative dividends on all shares of Series B Preferred Stock due on or prior to the date of the transaction have been declared and paid (or shall have been declared and sufficient funds for the payment thereof deposited with the Dividend-Paying Agent) and (C) the Corporation has redeemed the full number of shares of Series B Preferred Stock required to be redeemed by any provision contained herein for mandatory redemption.



         (iii) Any dividend payment made on the shares of Series B Preferred Stock shall first be credited against the dividends accumulated with respect to the earliest Dividend Period for which dividends have not been paid.


         (c) Not later than the Business Day next preceding each Dividend Payment Date, the Corporation shall deposit with the Dividend-Paying Agent Deposit Securities having an initial combined value sufficient to pay the dividends that are payable on such Dividend Payment Date, which Deposit Securities shall mature on or prior to such Dividend Payment Date. The Corporation may direct the Dividend-Paying Agent with respect to the investment of any such Deposit Securities, provided that such investment consists exclusively of Deposit Securities and provided further that the proceeds of any such investment will be available at the opening of business on such Dividend Payment Date.

         5. LIQUIDATION RIGHTS:


         (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation then, after satisfying claims of creditors but before any distribution or payment out of the assets of the Corporation shall be made or set aside for the holders of shares of any Junior Stock, the holders of shares of Series B Preferred Stock shall be entitled to receive, the amount of $25.00 per share the ("Liquidation Preference"), together with the amount of any accrued dividends to such distribution or payment date whether or not earned or declared, but excluding interest thereon, and after such payment the holders of the Series B Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.



         (b) If the assets of the Corporation available for distribution to the holders of shares of Series B Preferred Stock and any Parity Stock upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to the first paragraph of this Section (5), the amounts paid to holders of shares of Series B Preferred Stock and holders of shares of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences of the Series B Preferred Stock and all such Parity Stock.



         (c) If such amounts shall have been paid in full to the holders of shares of the Series B Preferred Stock, the remaining assets of the Corporation shall be distributed among the holders of Junior Stock, according to their respective rights and preferences and in each case according to their respective numbers of shares.


         (d) For the purposes of this Section (5), a consolidation or merger of the Corporation with or into another corporation or corporations, or a sale, lease or conveyance, whether for cash, shares of stock, securities or properties, of all or substantially all or any part of the assets of the Corporation, shall not be deemed or construed to be a liquidation, dissolution or winding up of the Corporation.


         6. REDEMPTION: Shares of the Series B Preferred Stock shall be redeemed or redeemable by the Corporation as provided below.

         (a) Optional Redemption: Prior to ________, 2008, the Corporation may, to the extent permitted by the 1940 Act, Delaware law and any other agreements relating to indebtedness of the Corporation, at its option, redeem in whole or in part shares of Series B Preferred Stock then outstanding, upon notice given as hereinafter specified, at the Redemption Price provided for in this Section 6(a) only if and to the extent that any such redemption is necessary, in the judgment of the Board of Directors, to maintain the Corporation's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Commencing ________, 2008, and at any time and from time to time thereafter, the Corporation may, to the extent permitted by the 1940 Act, Delaware law and any other agreement relating to the indebtedness of the Corporation, at the option of the Board of Directors, redeem in whole or in part the shares of Series B Preferred Stock then outstanding, upon notice given as hereinafter specified, at the Redemption Price provided for in this Section 6(a). The redemption price for shares of Series B Preferred Stock shall be $25.00 per share plus accumulated but unpaid dividends thereon (whether or not earned or declared by the Corporation) to, but not including, the date of redemption (the "Redemption Price").



         (b) Mandatory Redemption: If the Corporation is required to redeem any shares of Series B Preferred Stock pursuant to Sections 8(b) and (c) hereof, then the Corporation shall, to the extent permitted by the 1940 Act, Delaware law and any agreement in respect of indebtedness of the Corporation to which it may be a party or by which it may be bound, by the close of business on such Asset Coverage Cure Date or Basic Maintenance Amount Cure Date (herein collectively referred to as a "Cure Date"), as the case may be, fix a redemption date and proceed to redeem shares as set forth in Sections 6(c) and (d) hereof. On such redemption date, the Corporation shall redeem, out of funds legally available therefor, the number of shares of Series B Preferred Stock equal to the minimum number of shares the redemption of which, if such redemption had occurred immediately prior to the opening of business on such Cure Date, would have resulted in the Asset Coverage having been satisfied or the Corporation having a Portfolio Calculation equal to or greater than the Basic Maintenance Amount, as the case may be, immediately prior to the opening of business on such Cure Date or, if the Asset Coverage or a Portfolio Calculation equal to or greater than the Basic Maintenance Amount, as the case may be, cannot be so restored, all of the shares of Series B Preferred Stock, at the Redemption Price. In the event that shares of Series B Preferred Stock are redeemed pursuant to Section 8(b) hereof, the Corporation may, but shall not be required to, redeem a sufficient number of shares of Series B Preferred Stock pursuant to this Section 6(b) hereof in order that the "asset coverage" of a class of senior security which is stock, as defined in Section 18(h) of the 1940 Act, of the remaining outstanding shares of Series B Preferred Stock and any other Preferred Stock after redemption is up to 225%. The Corporation may also be required to redeem the shares of Series B Preferred Stock, in whole or in part if the Corporation's Board of Directors and holders of Common Stock authorize (a) the dissolution of the Corporation; (b) any plan of reorganization (as that term is defined in the 1940 Act) or (c) any action to change the nature of the Corporation's business so as to cease to be an investment company as provided in
Section 13(a)(4) of the 1940 Act.



         (c) Notice of every redemption of shares of Series B Preferred Stock ("Notice of Redemption") shall be given by publication at least once in a newspaper printed in the English language and customarily published on each business day and of general circulation in the Borough of Manhattan, the City of New York, such publication to be at least 30 days and not more than 60 days prior to the date fixed for redemption. Notice of every such redemption shall also be mailed first class by the Corporation, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses as they shall appear on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days prior to the date fixed for redemption. Any notice which is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the stockholder receives such notice, but failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceeding for the redemption of any shares so to be redeemed. Each such Notice of Redemption shall state (i) the redemption date,
(ii) the number of shares of Series B Preferred Stock to be redeemed, (iii) the CUSIP number(s) of such shares, (iv) the Redemption Price, (v) the place or places where the certificate(s) for such shares (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the Notice of Redemption shall so state) are to be surrendered for payment in respect of such redemption, (vi) that dividends on the shares to be redeemed will cease to accumulate on such redemption date, and (vii) the provisions of this Section 6 under which such redemption is being made. No defect in the Notice of Redemption or in the mailing thereof will affect the validity of the redemption proceedings, except as required by applicable law.


         (d)(i) If the Corporation shall give a Notice of Redemption, then by the close of business on the Business Day preceding the redemption date specified in the Notice of Redemption the Corporation shall (A) deposit with the Dividend-Paying Agent Deposit Securities having an initial combined value sufficient to effect the redemption of the shares of Series B Preferred Stock to be redeemed, which Deposit Securities shall mature on or prior to such redemption date, and (B) give the Dividend-Paying Agent irrevocable instructions and authority to pay the Redemption Price to the holders of the shares of Series B Preferred Stock called for redemption on the redemption date. The Corporation may direct the Dividend-Paying Agent with respect to the investment of any Deposit Securities so deposited, provided that the proceeds of any such investment will be available at the opening of business on such redemption date. Upon the date of such deposit (unless the Corporation shall default in making payment of the Redemption Price), all rights of the holders of the shares of Series B Preferred Stock so called for redemption shall cease and terminate except the right of the holders thereof to receive the Redemption Price thereof, and such shares shall no longer be deemed outstanding for any purpose. The Corporation shall be entitled to receive, promptly after the date fixed for redemption, any cash in excess of the aggregate Redemption Price of the shares of Series B Preferred Stock called for redemption on such date and any remaining Deposit Securities. Any assets so deposited that are unclaimed at the end of two years from such redemption date shall, to the extent permitted by law, be repaid to the Corporation, after which the holders of the shares of Series B Preferred Stock so called for redemption shall look only to the Corporation for payment thereof. The Corporation shall be entitled to receive, from time to time after the date fixed for redemption, any interest on Deposit Securities so deposited.



         (ii) On or after the redemption date, each holder of shares of Series B Preferred Stock that are subject to redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in the Notice of Redemption and shall then be entitled to receive the cash Redemption Price, without interest.



         (iii) In case of redemption of only a part of the shares of Series B Preferred Stock at the time outstanding, such redemption shall be made pro rata from each holder of shares of Series B Preferred Stock in accordance with the respective number of shares held by each such holder on the record date for such redemption. The Board of Directors shall have full power and authority, subject to the provisions herein contained, to prescribe the terms and conditions upon which shares of the Series B Preferred Stock shall be redeemed from time to time.



         (iv) Notwithstanding the other provisions of this Section 6, the Corporation shall not redeem shares of Series B Preferred Stock unless all accumulated and unpaid dividends on all outstanding shares of Series B Preferred Stock for all applicable past Dividend Periods (whether or not earned or declared by the Corporation) shall have been or are contemporaneously paid or declared and Deposit Securities for the payment of such dividends shall have been deposited with the Dividend-Paying Agent as set forth in Section 4(c) hereof.

         (v) If the Corporation shall not have funds legally available for the redemption of, or is otherwise unable to redeem, all the shares of the Series B Preferred Stock to be redeemed on any redemption date, the Corporation shall redeem on such redemption date the number of shares of Series B Preferred Stock as it shall have legally available funds, or is otherwise able, to redeem ratably from each holder whose shares are to be redeemed, and the remainder of the shares of the Series B Preferred Stock required to be redeemed shall be redeemed on the earliest practicable date on which the Corporation shall have funds legally available for the redemption of, or is otherwise able to redeem, such shares.

         7. VOTING RIGHTS:

         (a)      General. Except as expressly provided hereinafter in this
Section 7 the holders of shares of Series B Preferred Stock shall be entitled to one vote per share and shall vote together with the holders of Common Stock (and any other class or Series which may be similarly entitled to vote with the holders of Common Stock) and of any Preferred Stock as a single class on all matters in which holders of Common Stock are entitled to vote.

         (b) Right to Elect a Majority of Directors. In connection with the election of the Corporation's directors, holders of shares of Series B Preferred Stock and any other Preferred Stock, voting as a separate class, shall be entitled at all times to elect two of the Corporation's directors, and the remaining directors shall be elected by holders of shares of Common Stock and holders of shares of Series B Preferred Stock and any other Preferred Stock, voting together as a single class. In addition, if at any time dividends on outstanding shares of Series B Preferred Stock and/or any other Preferred Stock are unpaid in an amount equal to at least two full years' dividends thereon or if at any time holders of any shares of Preferred Stock are entitled, together with the holders of shares of Series B Preferred Stock, to elect a majority of the directors of the Corporation under the 1940 Act, then the number of directors constituting the Board of Directors automatically will be increased by the smallest number that, when added to the two directors elected exclusively by the holders of shares of Series B Preferred Stock and any other Preferred Stock as described above, would constitute a majority of the Board of Directors as so increased by such smallest number. Such additional directors will be elected at a special meeting of stockholders which will be called and held as soon as practicable, and at all subsequent meetings at which directors are to be elected, the holders of shares of Series B Preferred Stock and any other Preferred Stock, voting as a separate class, will be entitled to elect the smallest number of additional directors that, together with the two directors which such holders in any event will be entitled to elect, constitutes a majority of the total number of directors of the Corporation as so increased. The terms of office of the persons who are directors at the time of that election will continue. If the Corporation thereafter pays, or declares and sets apart for payment in full, all dividends payable on all outstanding shares of Series B Preferred Stock and any other Preferred Stock for all past Dividend Periods, the additional voting rights of the holders of shares of Series B Preferred Stock and any other Preferred Stock as described above will cease, and the terms of office of all of the additional directors elected by the holders of shares of Series B Preferred Stock and any other Preferred Stock (but not of the directors with respect to whose election the holders of shares of Common Stock were entitled to vote or the two directors the holders of shares of Series B Preferred Stock and any other Preferred Stock have the right to elect in any event) will terminate immediately and automatically.

         (c) So long as any shares of Series B Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Restated Certificate of Incorporation, the vote or consent of the holders of at least a majority of the shares of Series B Preferred Stock and of all other series of the Preferred Stock similarly entitled to vote upon the matters specified in this paragraph, at the time outstanding, voting separately as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

         (1) Any amendment, alteration or repeal (including by merger, consolidation or otherwise) of any of the provisions of the Restated Certificate of Incorporation, or of the By-Laws, of the Corporation, which amend, alter or change the voting powers, preferences or special rights set forth in the Restated Certificate of Incorporation of the holders of shares of Series B Preferred Stock so as to affect them adversely; provided, however, that the amendment of the provisions of the Restated Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of, any Junior Stock or any shares of any class or series ranking on a parity with the Series B Preferred Stock and all such other series of the Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation shall not be deemed to affect adversely the voting powers, rights or preferences of the holders of Preferred Stock; and provided further, however, that if any such amendment, alteration or appeal would affect adversely any voting powers, preferences or special rights of the holders of shares of Series B Preferred Stock that are not enjoyed by some or all of the holders of other series otherwise entitled to vote in accordance with this paragraph, the vote or consent of the holders of at least a majority of the shares of Series B Preferred Stock and of all other series similarly affected, similarly given, shall be required in lieu of the vote or consent of the holders of at least a majority of the shares of Series B Preferred Stock and of all other series of the Preferred Stock otherwise entitled to vote in accordance with this paragraph; and provided further, that the Corporation shall notify Moody's ten Business Days prior to any such vote described in this paragraph;

         (2) The merger or consolidation of the Corporation with or into any other corporation, unless the surviving or resulting corporation will thereafter have no class or series of shares and no other securities either authorized or outstanding ranking prior to Series B Preferred Stock in the distribution of its assets on liquidation, dissolution or winding up or in the payment of dividends, except the same number of shares and the same amount of other securities with the same voting powers, preferences and special rights as the shares and securities of the Corporation respectively authorized and outstanding immediately preceding such merger or consolidation, and each holder of shares of Series B Preferred Stock immediately preceding such merger or consolidation shall receive the same number of shares, with the same voting powers, preferences and special rights, of the surviving or resulting corporation;

provided, however, that no such consent of the holders of shares of Series B Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect or when such authorization, creation or increase in the authorized amount of any such prior shares of convertible securities is to be made or when such consolidation or merger is to take effect, provision is made for the redemption of all shares of Series B Preferred Stock at the time outstanding.

         (d) Right to Vote with Respect to Certain Other Matters: (i) Unless a higher percentage is provided for under the Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding shares of Preferred Stock, including Series B Preferred Stock, voting together as a single class, will be required to approve any plan of reorganization adversely affecting such shares or any action requiring a vote of security holders under Section 13(a) of the 1940 Act. For purposes of the preceding sentence, the phrase "vote of the holders of a majority of the outstanding shares of Preferred Stock" shall have the meaning set forth in the 1940 Act.

           (ii) Notwithstanding the foregoing, and except as otherwise required by the 1940 Act, (i) holders of outstanding shares of the Series B Preferred Stock will be entitled as a class, to the exclusion of the holders of all other securities, including other Preferred Stock, Common Stock and other classes of capital stock of the Corporation, to vote on matters affecting the Series B Preferred Stock that do not materially adversely affect any of the rights of holders of such other securities, including other Preferred Stock, Common Stock and other classes of capital stock and (ii) holders of outstanding shares of Series B Preferred Stock will not be entitled to vote on matters affecting any other Preferred Stock that do not materially adversely affect any of the rights of holders of the Series B Preferred Stock.

         (e) The class vote of holders of shares of Preferred Stock, including Series B Preferred Stock, described above will be in addition to a separate vote of the requisite percentage of shares of Common Stock and shares of Preferred Stock, including Series B Preferred Stock, voting together as a single class, necessary to authorize the action in question.

         (f) In the event a vote of holders of shares of Series B Preferred Stock is required pursuant to the provisions of Section 13(a) of the 1940 Act, as long as the Series B Preferred Stock is rated by Moody's, the Corporation shall, not later than ten Business Days prior to the date on which such vote is to be taken, notify Moody's that such vote is to be taken and the nature of the action with respect to which such vote is to be taken and, not later than ten Business Days after the date on which such vote is taken, notify Moody's of the result of such vote.

         (g) The foregoing voting provisions will not apply to any shares of Series B Preferred Stock if, at or prior to the time when the act with respect to which such vote otherwise would be required will be effected, such shares will have been (i) redeemed or (ii) called for redemption and sufficient Deposit Securities provided to the Dividend-Paying Agent to effect such redemption.

         8. COVERAGE TESTS:

         (a) Determination of Compliance: For so long as any shares of Series B Preferred Stock are outstanding, the Corporation shall make the following determinations:

         (i) Asset Coverage: The Corporation shall maintain, as of the last Business Day of each March, June, September and December of each year in which any shares of Series B Preferred Stock are outstanding, the Asset Coverage.

         (ii) Basic Maintenance Amount Requirement:

                  (A) For so long as any shares of Series B Preferred Stock are outstanding, the Corporation shall maintain, on each Valuation Date, a Portfolio Calculation at least equal to the Basic Maintenance Amount, each as of such Valuation Date. Upon any failure to maintain the required Portfolio Calculation, the Corporation shall use its best efforts to reattain a Portfolio Calculation at least equal to the Basic Maintenance Amount on or prior to the Basic Maintenance Amount Cure Date, by altering the composition of its portfolio or otherwise.

                  (B) The Corporation shall prepare a Basic Maintenance Report relating to each Valuation Date. On or before 5:00 p.m., New York City time, on the fifth Business Day after the first Valuation Date following the Date of Original Issue of the Series B

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

         Date on which the Corporation fails to satisfy the requirements of
         Section 8(a)(ii)(A) above and (C) Valuation Date and any immediately succeeding Business Day on which the Portfolio Calculation exceeds the Basic Maintenance Amount by 20% or less, the Corporation shall complete and deliver to Moody's a Basic Maintenance Report, which will be deemed to have been delivered to Moody's if Moody's receives a copy or telecopy, telex or other electronic transcription setting forth at least the Portfolio Calculation and the Basic Maintenance Amount each as of the relevant Valuation Date and on the same day the Corporation mails to Moody's for delivery on the next Business Day the full Basic Maintenance Report. Additionally, on or before 5:00 p.m., New York City time, on the fifth Business Day after the last Valuation Date in each month, the Corporation shall deliver the Basic Maintenance Reports relating to each Valuation Date in such month. The Corporation also shall provide Moody's with a Basic Maintenance Report relating to any other Valuation Date on Moody's specific request. A failure by the Corporation to deliver a Basic Maintenance Report under this Section 8(a)(ii)(B) shall be deemed to be delivery of a Basic Maintenance Report indicating a Portfolio Calculation less than the Basic Maintenance Amount, as of the relevant Valuation Date.

                  (C) Within ten Business Days after the date of delivery to Moody's of a Basic Maintenance Report in accordance with Section 8(a)(ii)(B) above relating to the last Valuation Date of each calendar year, the Corporation shall deliver to Moody's an Accountant's Confirmation relating to such Basic Maintenance Report. Also, within ten Business Days after the date of delivery to Moody's of a Basic Maintenance Report in accordance with Section 8(a)(ii)(B) above relating to a Valuation Date on which the Corporation fails to satisfy the requirements of Section 8(a)(ii)(A) and any Basic Maintenance Amount Cure Date, the Corporation shall deliver to Moody's an Accountant's Confirmation relating to such Basic Maintenance Report. If any Accountant's Confirmation delivered pursuant to this Section 8(a)(ii)(C) shows that an error was made in the Basic Maintenance Report for such Valuation Date, or shows that a lower Portfolio Calculation was determined by the Independent Accountants, the calculation or determination made by such Independent Accountants shall be final and conclusive and shall be binding on the Corporation, and the Corporation shall accordingly amend the Basic Maintenance Report to Moody's promptly following Moody's receipt of such Accountant's Confirmation.

                  (D) In the event the Portfolio Calculation shown in any Basic Maintenance Report prepared pursuant to Section 8(a)(ii)(B) above is less than the applicable Basic Maintenance Amount, the Corporation shall have until the Basic Maintenance Amount Cure Date to achieve a Portfolio Calculation at least equal to the Basic Maintenance Amount, and upon such achievement (and not later than such Basic Maintenance Amount Cure Date) the Corporation shall inform Moody's of such achievement in writing by delivery of a revised Basic Maintenance Report showing a Portfolio Calculation at least equal to the Basic Maintenance Amount as of the date of such revised Basic Maintenance Report, together with an Officers' Certificate to such effect.

                  (E) On or before 5:00 p.m., New York City time, on the third Business Day after 100,000 shares of Common Stock are repurchased by the Corporation, the Corporation shall complete and deliver to Moody's a Basic Maintenance Report as of the close of business on such date that Common Stock is repurchased. A Basic Maintenance Report delivered as provided Section 8(a)(ii)(B) above also shall be deemed to have been delivered pursuant to this Section 8(a)(ii)(E).

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
         (b) Failure to Meet Asset Coverage: If the Asset Coverage is not satisfied as provided in Section 8(a)(i) hereof and such failure is not cured as of the related Asset Coverage Cure Date, the Corporation shall give a Notice of Redemption as described in Section 6 hereof with respect to the redemption of a sufficient number of shares of Series B Preferred Stock to enable it to meet the requirements of Section 8(a)(i) above, and, at the Corporation's discretion, such additional number of shares of Series B Preferred Stock in order that the "asset coverage" of a class of senior security which is stock, as defined in
Section 18(h) of the 1940 Act, of the remaining outstanding shares of Series B Preferred Stock and any other Preferred Stock is up to 225%, and deposit with the Dividend-Paying Agent Deposit Securities having an initial combined value sufficient to effect the redemption of the shares of Series B Preferred Stock to be redeemed, as contemplated by Section 6(b) hereof.

         (c) Failure to Maintain a Portfolio Calculation At Least Equal to the Basic Maintenance Amount: If a Portfolio Calculation for Moody's at least equal to the Basic Maintenance Amount is not maintained as provided in Section 8(a)(ii)(A) above and such failure is not cured by the related Basic Maintenance Amount Cure Date, the Corporation shall give a Notice of Redemption as described in Section 6 hereof with respect to the redemption of a sufficient number of shares of Series B Preferred Stock to enable it to meet the requirements of
Section 8(a)(ii)(A) above, and, at the Corporation's discretion, such additional number of shares of Series B Preferred Stock in order that the Portfolio Calculation exceeds the Basic Maintenance Amount of the remaining outstanding shares of Series B Preferred Stock and any other Preferred Stock by up to 10%, and deposit with the Dividend-Paying Agent Deposit Securities having an initial combined value sufficient to effect the redemption of the shares of Series B Preferred Stock to be redeemed, as contemplated by Section 6(b) hereof.

         (d) Status of Shares Called for Redemption: For purposes of determining whether the requirements of Sections 8(a)(i) and 8(a)(ii)(A) hereof are satisfied, (i) no share of the Series B Preferred Stock shall be deemed to be outstanding for purposes of any computation if, prior to or concurrently with such determination, sufficient Deposit Securities to pay the full Redemption Price for such share shall have been deposited in trust with the Dividend-Paying Agent and the requisite Notice of Redemption shall have been given, and (ii) such Deposit Securities deposited with the Dividend-Paying Agent shall not be included in determining whether the requirements of Sections 8(a)(i) and 8(a)(ii)(A) hereof are satisfied.

         9. CERTAIN OTHER RESTRICTIONS:

         (a) For so long as the Series B Preferred Stock is rated by Moody's, the Corporation will not (i) knowingly and willfully purchase or sell a portfolio security for the specific purpose of causing, and with the actual knowledge that the effect of such purchase or sale will be to cause, the Portfolio Calculation as of the date of the purchase or sale to be less than the Basic Maintenance Amount as of such date, (ii) in the event that, as of the immediately preceding Valuation Date, the Portfolio Calculation exceeded the Basic Maintenance Amount by 5% or less, alter the composition of the Corporation's portfolio securities in a manner reasonably expected to reduce the Portfolio Calculation, unless the Corporation shall have confirmed that, after giving effect to such alteration, the Portfolio Calculation exceeded the Basic Maintenance Amount or (iii) declare or pay any dividend or other distribution on any shares of Common Stock or repurchase any shares of Common Stock, unless the Corporation shall have confirmed that, after giving effect to such declaration, other distribution or repurchase, the Corporation continues to satisfy the requirements of Section 8(a)(ii)(A) hereof.

         (b) For so long as the Series B Preferred Stock is rated by Moody's, the Corporation shall not (a) acquire or otherwise invest in (i) future contracts or (ii) options on futures contracts, (b) engage in reverse repurchase agreements, (c) engage in short sales, (d) overdraw any bank account, (e) write options

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
 on portfolio securities other than call options on securities held in the Corporation's portfolio or that the Corporation has an immediate right to acquire through conversion or exchange of securities held in its portfolio, or
(f) borrow money, except for the purpose of clearing and/or settling transactions in portfolio securities (which borrowings shall under any circumstances be limited to the lesser of $50,000,000 and an amount equal to 5% of the Market Value of the Corporation's assets at the time of such borrowings and which borrowings shall be repaid within 60 days and not be extended or renewed), unless in any such case, the Corporation shall have received written confirmation from Moody's that such investment activity will not adversely affect Moody's then current rating of the Series B Preferred Stock.
Furthermore, for so long as the Series B Preferred Stock is rated by Moody's, unless the Corporation shall have received the written confirmation from Moody's referred to in the preceding sentence, the Corporation may engage in the lending of its portfolio securities only in an amount of up to 5% of the Corporation's total assets, provided that the Corporation receives cash collateral for such loaned securities which is maintained at all times in an amount equal to at least 100% of the current Market Value of the loaned securities and, if invested, is invested only in money market mutual funds meeting the requirements of Rule 2a-7 under the 1940 Act that maintain a constant $1.00 per share net asset value. In determining the Portfolio Calculation, the Corporation shall use the Moody's Discount Factor applicable to the loaned securities rather than the Moody's Discount Factor applicable to the collateral.

         (c) For so long as the Series B Preferred Stock is rated by Moody's, the Corporation shall not consolidate the Corporation with, merge the Corporation into, sell or otherwise transfer all or substantially all of the Corporation's assets to another entity or adopt a plan of liquidation of the Corporation, in each case without providing prior written notification to Moody's.

         10. OTHER RIGHTS: The shares of Series B Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Restated Certificate of Incorporation of the Corporation.

         11. RESTATEMENT OF CERTIFICATE: Upon any further restatement of the Restated Certificate of Incorporation of the Corporation, Sections 1 through 10 of this Certificate of Designations shall be included in Article Fourth of the Restated Certificate of Incorporation, immediately after the third full paragraph, and this Section 11 may be omitted. If the Board of Directors so determines, the numbering of Sections 1 through 10 may be changed for convenience of reference or for any other proper purpose."

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

                  IN WITNESS WHEREOF, GENERAL AMERICAN INVESTORS COMPANY, INC. has caused this certificate to be signed by Eugene L. DeStaebler, Jr., its Vice-President, Administration, this ______ day of _________, 2003.

                                       GENERAL AMERICAN INVESTORS
                            COMPANY, INC.

                                       By: _______________________________
                                           Name: Eugene L. DeStaebler, Jr.
                                           Title: Vice-President, Administration

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